EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of First Real Estate Investment Trust (“FREIT”) of our report dated January 10, 2007 on our audit of the consolidated financial statements of FREIT as of October 31, 2006 and for the year then ended and our report dated January 10, 2007, relating to management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of FREIT included in its Annual Report on Form 10-K for the year ended October 31, 2006.

/s/ Eisner LLP

New York, New York
May 1, 2007